Exhibit 10.2.1
Execution Version

AMENDMENT NO. 1 TO CREDIT AGREEMENT AND GUARANTY
This AMENDMENT NO. 1 TO CREDIT AGREEMENT AND GUARANTY, dated as of April 27, 2020 (this “Amendment”), is among ArcherDX, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto (the “Lenders”), and Perceptive Credit Holdings II, LP, a Delaware limited partnership, as the administrative agent and collateral agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”). Reference is made to the Credit Agreement and Guaranty, dated as of May 10, 2019 (as amended or otherwise modified, the “Credit Agreement”), among the Borrower, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.
RECITALS
WHEREAS, the Borrower has applied for, and has been approved to receive, an unsecured loan (the “PPP Loan”) in an aggregate principal amount not to exceed $5,000,000 to be provided by Silicon Valley Bank (the “PPP Lender”) under and pursuant to the U.S. Small Business Administration’s Paycheck Protection Program (the “Paycheck Protection Program”) established under sections 1102 and 1106 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”);
WHEREAS, section 1106 of the CARES Act provides for forgiveness of up to the full principal amount of qualifying loans guaranteed under the Paycheck Protection Program and, pursuant thereto, the Borrower has informed the Administrative Agent that, pursuant to section 1106 of the CARES Act, it plans to seek forgiveness of the maximum eligible principal amount of the PPP Loan, which the Borrower in good faith estimates will be approximately eighty-five percent (85%) of the original principal amount of the PPP Loan;
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders permit the incurrence of the PPP Loan by the Borrower;
WHEREAS, the Administrative Agent and the Lenders have agreed to allow for such incurrence of the PPP Loan on the terms and subject to the conditions set forth herein; and
WHEREAS, the Borrower has also requested that the Lenders and the Administrative Agent amend the Credit Agreement in order to, among other things, permit Delayed Draw Loans to be borrowed, repaid and reborrowed, and, subject to the terms and conditions hereof, the Lenders party hereto and the Administrative Agent are willing to agree to such amendment;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION1.    AMENDMENTS.
A.    The following defined terms set forth in Section 1.01 of the Credit Agreement are each hereby amended and restated in full to read as follows:

“Borrowing” means, as the context may require, either the borrowing of the Initial Loan on the Closing Date or the borrowing of a Delayed Draw Loan on a Delayed Draw Date.
“Borrowing Date” means (i) with respect to the Initial Loan, the Closing Date, and (ii) with respect to any Delayed Draw Loan, the Delayed Draw Date on which the Borrowing of such Loan occurs.
“Delayed Draw Date” means, with respect to any Borrowing of a Delayed Draw Loan, the Business Day on which such Borrowing is made hereunder, which shall be on or after the date on which each of the conditions precedent set forth in Section 6.02 have been satisfied for such Borrowing.
“Delayed Draw Loan” means any Loan made by the Lenders pursuant to Section 6.02 (and the other terms and provisions hereof, as applicable) on a Delayed Draw Date; provided that, in no event shall the aggregate outstanding principal amount of all outstanding Delayed Draw Loans at any time exceed $15,000,000.
“Delayed Draw Date Warrant” means that certain Warrant, dated as of the Amendment No. 1 Effective Date, and issued and delivered by the Borrower pursuant to Section 3(c) of Amendment No. 1 evidenced by an instrument substantially the form of Exhibit H hereto, as amended, replaced or otherwise modified pursuant to the terms thereof.
“Loan” means, as the context may require, the Initial Loan or any Delayed Draw Loan, and “Loans” means, collectively, any or all of the foregoing, as the case may be.
“Prepayment Premium” means with respect to any prepayment of any outstanding principal amount of the Loans pursuant to Section 3.03(a) or 3.03(b) (other than optional prepayments of Delayed Draw Loans pursuant to Section 3.03(a) on or prior to the last day of the Availability Period) occurring (i) on or prior to the first anniversary of the Closing Date, an amount equal to ten percent (10.0%) of the aggregate outstanding principal amount of the Loans being prepaid; (ii) at any time after the first anniversary of the Closing Date and on or prior to the second anniversary of the Closing Date, an amount equal to eight percent (8.0%) of the aggregate outstanding principal amount of the Loans being prepaid; (iii) at any time after the second anniversary of the Closing Date and on or prior to the third anniversary of the Closing Date, an amount equal to six percent (6.0%) of the aggregate outstanding principal amount of the Loans being prepaid; and (iv) at any time after the third anniversary of the Closing Date and prior to the Maturity Date, an amount equal to four percent (4.0%) of the aggregate outstanding principal amount of the Loans being prepaid.
B.    The following new defined terms are added to Section 1.01 of the Credit Agreement in their respective alphabetically appropriate places:

“Amendment No. 1” means the Amendment No. 1 to Credit Agreement and Guaranty, dated as of April 27, 2020, among the Borrower, the Lenders and the Administrative Agent.
“Amendment No. 1 Effective Date” means April 27, 2020.
“Availability Period” means the period from the Amendment No. 1 Effective Date up to and including the second anniversary of such date.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020 (as subsequently amended).
“Loan Forgiveness Request” has the meaning set forth in Section 8.22(a).
“Paycheck Protection Program” means the Paycheck Protection Program established under sections 1102 and 1106 of the CARES Act.
“PPP Lender” means Silicon Valley Bank.
“PPP Loan” means an unsecured loan incurred after the Amendment No. 1 Effective Date in an aggregate original principal amount not to exceed $5,000,000 made by the PPP Lender to the Borrower pursuant to the Borrower’s PPP Loan Application.
“PPP Loan Application” means the Borrower’s definitive loan application for the PPP Loan, a true and complete copy of which is annexed as Exhibit A to Amendment No. 1, submitted to the PPP Lender on April 15, 2020 in connection with the Paycheck Protection Program.
“PPP Loan Maturity Date” has the meaning set forth in Section 9.01(r).
“PPP Loan Permitted Purposes” means “allowable uses of covered loans” as defined in 15 U.S.C. §636(a)(36)(F) as added by section 1102(a)(2) of the CARES Act; provided that for all purposes hereof, the term “PPP Loan Permitted Purposes” shall require that not less than 75% of the proceeds of the PPP Loan shall be used to pay “payroll costs” as defined in 15 U.S.C. §636(a)(36)(A), as added by section 1102(a)(2) of the CARES Act.
C.    Clauses (b) and (c) of Section 2.01 of the Credit Agreement are hereby amended and restated in full to read as follows:
(b)    On the terms and subject to the conditions of this Agreement, the Borrower may, by delivery of a Borrowing Notice pursuant to Section 2.02 from time to time on any Business Day during the Availability Period, at its option, request that the Lenders make Delayed Draw Loans to the Borrower in an amount which will not at any time result in the aggregate outstanding principal amount of all Delayed Draw Loans to exceed $15,000,000 after giving effect to such requested Borrowing, and, notwithstanding anything contained in this Section 2.01(b) or elsewhere in this Agreement to the contrary, no Lender shall be obligated to make any Delayed Draw Loan in an amount that would cause the aggregate outstanding principal amount of all Delayed Draw Loans to exceed $15,000,000 after giving effect to such requested Borrowing; provided that (i) all Borrowings of Delayed Draw Loans must be in a minimum aggregate principal amount of $1,000,000 and $1,000,000 increments of such amount, and (ii) on the last day of the Availability Period any remaining, unused portion of the Lender’s Commitment with respect to the making of Delayed Draw Loans shall automatically be terminated and reduced to zero. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may repay and reborrow Delayed Draw Loans.
(c)    No amounts paid or prepaid with respect to the Initial Loans may be reborrowed, and, after the end of the Availability Period no amounts paid or prepaid with respect to Delayed Draw Loans may be reborrowed.
D.    Section 2.02 of the Credit Agreement is hereby amended and restated in full to read as follows:
2.02    Borrowing Procedures.  At least four (4) Business Days prior to any proposed Borrowing Date for Delayed Draw Loans, the Borrower may request that the Lenders make Delayed Draw Loans on such Borrowing Date by delivering to the Administrative Agent an irrevocable Borrowing Notice, which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. (New York City time) on a Business Day, shall be deemed to have been delivered on the next Business Day; provided that no more than two (2) such Borrowing Notices may be made or delivered, and no more than two (2) such Borrowing Dates may occur, in any period of thirty (30) consecutive days.
E.    Section 3.01(b) of the Credit Agreement is hereby amended and restated in full to read as follows:
(b)    The Borrower agrees that all amounts payable hereunder or under any other Loan Document, whether in respect of any Loans, fees, or interest accrued or accruing thereon, or any other Obligations, shall be repaid and prepaid solely in Dollars pursuant to the terms of this Section 3. Except as otherwise provided in this Agreement, whenever the Borrower determines to make any optional prepayment or repayment pursuant to Section 3.03(a) hereof, it shall, at least three (3) Business Days prior thereto, notify the Administrative Agent in writing whether proceeds of such payment, repayment or prepayment should be applied to outstanding Initial Loans or outstanding Delayed Draw Loans; provided that to the extent no Initial Loans or Delayed Draw Loans are outstanding, any remaining proceeds of any such payment, repayment or prepayment shall be applied to any other Loans that are then outstanding. Subject to the foregoing, once appropriately applied to the Initial Loans or the Delayed Draw Loans, as the case may be, proceeds of any such payment, repayment or prepayment shall be deemed to be made ratably to the Lenders in accordance with their respective Proportionate Shares.
F.    Section 3.03 of the Credit Agreement is hereby amended and restated in full to read as follows:
3.03    Prepayments; Prepayment Premium.

(a)    Optional Prepayments.
(i)    Subject to prior written notice pursuant to clause (iii) below, the Borrower shall have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Initial Loans on any Business Day (a “Prepayment Date”) for an amount equal to the sum of (x) the aggregate principal amount of the Loans being prepaid, (y) the applicable Prepayment Premium on the principal amount of the Initial Loans being prepaid and (z) any accrued but unpaid interest on the principal amount of the Initial Loans being prepaid (such aggregate amount, the “Initial Loan Prepayment Price”).
(ii)    Subject to prior written notice pursuant to clause (iii) below, the Borrower shall also have the right to optionally prepay, in whole or in part, the outstanding principal amount of the Delayed Draw Loans on any Prepayment Date for an amount equal to (x) if such optional prepayment is being made on or before the last day of the Availability Period, the sum of (1) the aggregate principal amount of the Delayed Draw Loans being prepaid, and (2) any accrued but unpaid interest on the principal amount of the Delayed Draw Loans being prepaid, or (y) if such optional prepayment is being made after the last day of the Availability Period, the sum of (1) the aggregate principal amount of the Delayed Draw Loans being prepaid, (2) the applicable Prepayment Premium on the principal amount of the Delayed Draw Loans being prepaid and (3) any accrued but unpaid interest on the principal amount of the Delayed Draw Loans being prepaid (such aggregate amount, as applicable, the “Delayed Draw Loan Prepayment Price” and, if taken together with any Initial Loan Prepayment Price, a “Prepayment Price”).
(iii)    Subject to the foregoing requirements of Section 3.01(b) and this Section 3.03(a), notice of any optional prepayment shall be effective only if received by the Administrative Agent by not later than 2:00 p.m. (New York City time) on a date not less than three (3), and not more than five (5), Business Days prior to the proposed Prepayment Date; provided that no Delayed Draw Loans may be optionally prepaid earlier than the thirtieth (30th) day following the last Borrowing Date of Delayed Draw Loans. In addition to any information required pursuant to Section 3.01(b), each notice of optional prepayment (x) shall specify the proposed Prepayment Date, the Prepayment Price and the principal amount to be prepaid and (y) may be conditional or contingent upon any event, including, but not limited to, a refinancing of the Loans.
(b)    Mandatory Prepayments.  Upon the occurrence of any Casualty Event or Asset Sale (that is not otherwise permitted pursuant to Section 9.09), the Borrower shall make a mandatory prepayment of the Loans, pro rata between Initial Loans and Delayed Draw Loans, in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the Prepayment Premium, if any, such that the full Prepayment Price applicable to such mandatory prepayment is paid with such Net Cash Proceeds; provided that, so long as no Event of Default has occurred and is continuing or would result therefrom, if, within five (5) Business Days following (x) the occurrence of any such Asset Sale or (y) the receipt of Net Cash Proceeds from any Casualty Event, a

Responsible Officer of the Borrower delivers to the Administrative Agent a notice to the effect that the Borrower or the applicable Subsidiary intends to apply the Net Cash Proceeds from such Casualty Event or Asset Sale, to repair, refurbish, restore, replace or rebuild the asset subject to such Casualty Event or Asset Sale, then such Net Cash Proceeds of such Casualty Event or Asset Sale may be applied for such purpose in lieu of such mandatory prepayment to the extent such Net Cash Proceeds of such Casualty Event or Asset Sale are actually applied for such purpose, provided, further, that, in the event that Net Cash Proceeds have not been so applied within one hundred and eighty (180) days following (x) the occurrence of any such Asset Sale or (y) the receipt of Net Cash Proceeds from any Casualty Event, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to one hundred percent (100%) of the unused balance of such Net Cash Proceeds received by the Borrower or any of its Subsidiaries with respect to such Casualty Event or Asset Sale, as the case may be, with such amount of Net Cash Proceeds being allocated to the prepayment of principal, the payment of accrued and unpaid interest on such principal amount of the Loans being prepaid and the Prepayment Premium such that the full Prepayment Price applicable to such mandatory prepayment is paid with such Net Cash Proceeds.
(c)    Prepayment Premium.  Without limiting the foregoing, whenever the obligation to pay the Prepayment Premium is in effect and payable pursuant to the terms hereof, such Prepayment Premium shall be payable on all repayments, payments and prepayments of the Loans, whether by optional or mandatory prepayment, acceleration or otherwise, including after the Maturity Date has occurred.
(d)    Application.  Unless otherwise expressly provided herein, proceeds of any prepayment made pursuant to clauses (a) or (b) above shall be applied in the following order of priority, with proceeds being applied to a succeeding level of priority only if amounts owing pursuant to the immediately preceding level of priority have been paid in full in cash:
(i)    first, to the payment of that portion of the Obligations payable to the Administrative Agent constituting fees, indemnities, costs, expenses and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03);
(ii)    second, to the payment of that portion of the Obligations payable to the Lenders constituting fees, indemnities, expenses and other amounts then due and owing (including fees and disbursements and other charges of counsel payable under Section 14.03), ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to the payment of any accrued and unpaid interest and any fees then due and owing;
(iv)    fourth, to the payment of unpaid principal of the Loans

(v)    fifth, to the payment of any Prepayment Premium then due and payable;
(vi)    sixth, to the payment in full of all other Obligations then due and payable to the Administrative Agent and the Lenders, ratably among them in proportion to the respective amounts described in this clause (vi) payable to them; and
(vii)    seventh, to the Borrower or such other Persons as may lawfully be entitled to or directed by the Borrower to receive the remainder.
G.    Section 6.02 of the Credit Agreement is hereby amended and restated in full to read as follows:
6.02    Conditions to the Borrowing of Delayed Draw Loans.  The obligation of each Lender to make its Delayed Draw Loan on a Delayed Draw Date shall be subject to the prior making of the Initial Loan on the Closing Date, the delivery of a Borrowing Notice as required pursuant to Section 2.02, and the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 6.02.
(a)    Secretary’s Certificate, Etc.  With respect to the initial Borrowing of Delayed Draw Loans only, the Administrative Agent shall have received from each Obligor (i) a copy of a good standing certificate, dated a date reasonably close to the initial Delayed Draw Date, for each such Person and (ii) a certificate, dated as of such initial Delayed Draw Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to: (x) resolutions of each such Person’s Board then in full force and effect authorizing the Borrowing on the Delayed Draw Date and any other Transactions to be consummated by such Person in connection with the Delayed Draw Loan; and (y) the full force and validity of each Organic Document of such Person and (A) copies thereof or (B) a statement that copies thereof have not been amended or otherwise modified since the Closing Date; which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.
(b)    Delayed Draw Certificate; Borrowing Notice.  With respect to the initial Borrowing of Delayed Draw Loans only, the Administrative Agent shall have received a certificate, dated as of the Delayed Draw Date for such initial Borrowing of Delayed Draw Loans, duly executed and delivered by a Responsible Officer of the Borrower representing, warranting and certifying that: (i) both immediately before and after giving effect to the Borrowing on such Delayed Draw Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Delayed

Draw Loan being advanced, or the consummation of any Transactions contemplated to occur on such Delayed Draw Date, and (ii) all of the conditions set forth in this Section 6.02 have been satisfied (except to the extent waived in writing by the Administrative Agent); provided that, with respect with respect to the representation, warranty and certification referenced in clauses (x) and (y) above relating to representations and warranties set forth in this Agreement or any other Loan Document, (1) references in such representations and warranties to “the Closing Date” or “the date hereof” shall be deemed to be references to “such Delayed Draw Date”, and (2) the Borrower may supplement the Schedules to this Agreement and the other Loan Documents as reasonably necessary in order for such certification to be true and correct on such Delayed Draw Date; provided, further, that, without the prior written consent of the Administrative Agent, no such supplement shall be permitted in the event that the Administrative Agent reasonably determines that the circumstance or event necessitating such supplement was either (A) the result of the occurrence and continuance of a Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted by this Agreement), was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents and agreements required to be appended to the certificate delivered pursuant to this Section 6.02(b), if any, shall be in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect. With respect to any Borrowing of Delayed Draw Loans after the initial Borrowing thereof, the representations, warranties, certifications and supplements to the Schedules to this Agreement described in this Section 6.02(b) shall be made by the Borrower in the Borrowing Notice delivered in connection with such Borrowing of Delayed Draw Loans.
(c)    Delivery of Notes. With respect to the initial Borrowing of Delayed Draw Loans only, the Administrative Agent shall have received a Note in favor of each Lender in the aggregate principal amount of such Lender’s Commitment with respect to the Delayed Draw Loans, duly executed and delivered by a Responsible Officer of the Borrower.
(d)    Information Certificate. With respect to the initial Borrowing of Delayed Draw Loans only, the Administrative Agent shall have received a fully completed Information Certificate, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Delayed Draw Date for such initial Borrowing of Delayed Draw Loans, which is true and correct in all material respects as of such date, duly executed and delivered by a Responsible Officer of the Borrower; provided that the Borrower may supplement the Information Certificate delivered on the Closing Date as reasonably necessary in order for such certification to be true and correct in all material respects as of such date; provided, further, that, without the prior written consent of the Administrative Agent, no such supplement shall be permitted in the event that the Administrative Agent reasonably determines that the circumstances or event necessitating such supplement was either (A) the result of the occurrence and continuance of a Default, or (B) constituted a Material Adverse Effect or (with respect to any supplement that does not reflect an action or transaction permitted pursuant to this Agreement) was otherwise materially adverse to the interests of the Lenders under the Loan Documents. All documents and agreements required to be appended to the Information Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties and shall be in full force and effect.
(e)    Achievement of Revenue Milestone.  Either (i) for any period of twelve (12) consecutive months ending no later than June 30, 2020, the Borrower shall have generated at least $48,000,000 in Revenue (and the Borrower shall have provided evidence reasonably satisfactory to the Administrative Agent of such level of Revenue during such period), or (ii)(x) for any period of twelve (12) consecutive months ending no later than December 31, 2019, the Borrower shall have generated at least $43,000,000 in Revenue, with at least $20,000,000 of such Revenue resulting from Profiling Products Revenue (and the Borrower shall have provided evidence reasonably satisfactory to the Administrative Agent that it has generated such levels of Revenue during such period) and (y) the Borrower shall have submitted an application for the Reveal Universal CDx to the FDA by March 31, 2020.
(f)    Lien Searches.  As of the Borrowing Date for the initial Borrowing of Delayed Draw Loans, the Administrative Agent shall be satisfied with bring down Lien searches regarding the Borrower and its Subsidiaries since the Closing Date made within twenty (20) Business Days prior to such Borrowing Date.
(g)    Material Adverse Change.  No Material Adverse Change shall have occurred in the business, financial performance or condition (financial or otherwise), operations (including the results thereof), assets, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2017.
(h)    Satisfactory Legal Form.  All documents executed, delivered or submitted pursuant hereto by or on behalf of the Borrower or any of its respective Subsidiaries shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel, and the Administrative Agent and its counsel shall have received all information, approvals, resolutions, opinions, documents or instruments as the Administrative Agent or its counsel may reasonably request.
(i)    Fees, Expenses, Etc.  The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 14.03 (including the Administrative Agent’s and the Lenders’ legal fees and expenses).
H.    Section 8 of the Credit Agreement is hereby amended by inserting (immediately following Section 8.21 of the Credit Agreement) a new Section 8.22 to read as follows:
8.22 PPP Loan.
(b)    PPP Loan Forgiveness, Etc.  The Borrower shall apply not less than $4,237,077 of the PPP Loan proceeds for PPP Loan Permitted Purposes that will be eligible for forgiveness pursuant to the rules and regulations of the Paycheck Protection Program. Promptly upon becoming eligible therefor, and in any event, not later than the date that is ninety (90) days after the date the PPP Loan is made to the Borrower, the Borrower shall submit a request to the PPP Lender for forgiveness (the “Loan Forgiveness Request”) of the maximum forgivable principal amount of the PPP Loan allowed pursuant to the Paycheck Protection Program, which the Borrower in good faith estimates will be approximately eighty-five percent (85%) of the original aggregate principal amount of the PPP Loan, together with all documents related to such request for forgiveness and such other information as may be requested under the Paycheck Protection Program. Promptly after submitting the Loan Forgiveness Request, the Borrower shall cooperate in good faith negotiations with the PPP Lender (using commercially reasonable best efforts) to facilitate the processing of the Loan Forgiveness Request as soon as practicable in accordance with the terms, rules and regulations of the Paycheck Protection Program.
(b)    Amendments.  Without the Administrative Agent’s prior written consent, the Borrower shall not amend, supplement or otherwise modify the terms of the PPP Loan Application or the PPP Loan in any manner that (i) would be contrary to the terms of Amendment No. 1, or (ii) would be materially adverse to the interests of the Administrative Agent or any other Secured Party. The Borrower shall provide the Administrative Agent with advance written notice (describing in reasonable detail) of any such amendment, supplement, waiver or other modification to the PPP Loan Application or the terms of the PPP Loan, whether or not such amendment, supplement, waiver or modification is of the type described above in clause (i) or (ii) hereof.
(c)    Decisions with Respect to the PPP Loan.  The Borrower shall promptly (and in any event, within two (2) Business Days) notify the Administrative Agent of any notices or decisions it receives or becomes aware of with respect to the PPP Loan or the Loan Forgiveness Request.
I.    Section 9.01 of the Credit Agreement is hereby amended by (i) deleting the word “and” at the end of clause (p) thereto; (ii) inserting “and” at the end of clause (q) thereto; and (iii) inserting (immediately following clause (q) thereto) new clause (r) to read as follows:
(r)    unsecured Indebtedness of the Borrower owing to the PPP Lender incurred under the PPP Loan; provided that (i) at no time shall the aggregate outstanding principal amount of such Indebtedness exceed $5,000,000, (ii) such Indebtedness shall bear interest at a rate not to exceed one percent (1.00%) per annum, (iii) such Indebtedness shall not be Guaranteed, directly or indirectly, by any other Obligor or any Subsidiary of any Obligor, (iv) no proceeds of such Indebtedness shall be used for any purpose other than PPP Loan Permitted Purposes, and (v) the final stated maturity date for the repayment in full of such Indebtedness (the “PPP Loan Maturity Date”) shall not occur prior to the second anniversary of the date on which it is incurred and, prior to the PPP Loan Maturity Date, no portion of the outstanding principal amount of such Indebtedness shall be prepaid, in whole or in part, whether mandatorily, voluntarily or otherwise; provided that the PPP Loan may be prepaid with proceeds from a bona fide equity financing of Qualified Equity Interests or a Qualified IPO.
SECTION 2.    REPRESENTATIONS AND WARRANTIES.  In order to induce the Administrative Agent and the Lenders to execute and deliver this Amendment, the Borrower represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:
A.    Attached as Exhibit A hereto is a true and correct copy of the Borrower’s PPP Loan Application as submitted to the PPP Lender on April 15, 2020, and all representations, warranties and other certifications made by the Borrower therein were true and correct as of such date. Except for such PPP Loan Application, no other application for a loan or other financing under the Paycheck Protection Program or the CARES Act has been submitted by any Obligor or any of its Subsidiaries.
B.    As of the Amendment No. 1 Effective Date, the Borrower reasonably believes that approximately $4,237,077 in aggregate principal amount of the PPP Loan will be eligible for forgiveness pursuant to the rules and regulations of the Paycheck Protection Program as in effect as of such date.
C.    The Borrower has full power, authority and legal right to enter into this Amendment and perform its obligations under this Amendment and each Loan Document as amended hereby or thereby.
D.    The transactions contemplated by this Amendment are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary shareholder action.
E.    This Amendment has been duly executed and delivered by the Borrower. The Credit Agreement, both immediately before and after giving effect to this Amendment, constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (y) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
F.    Both immediately before and after giving effect to this Amendment, (x) the representations and warranties set forth in this Amendment and each other Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (z) no Default or Event of Default has occurred and is continuing, or could reasonably be expected to result from this Amendment or the transactions contemplated hereby.
SECTION 3.    CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective upon, and shall be subject to, the prior or simultaneous satisfaction of each of the following conditions in a manner reasonably satisfactory to the Administrative Agent (the date when all such conditions are so satisfied being the “Amendment No. 1 Effective Date”):
A.    The Administrative Agent shall have received counterparts of this Amendment duly executed by each of the Borrower and the Lenders.

B.    Both immediately before and after giving effect to this Amendment: (i) the representations and warranties set forth in Section 2 above shall be true and correct; and (ii) no Default shall have occurred and be continuing.
C.    The Administrative Agent shall have received an executed counterpart of the Delayed Draw Date Warrant, exercisable into 323,333 shares of the Borrower’s Series B preferred stock at an exercise price of $4.82 per share, duly executed and delivered by the Borrower.
D.    The Administrative Agent shall have received for its account and the account of each Lender, all fees, costs and expenses due and payable pursuant to Section 14.03 of the Credit Agreement (including the Administrative Agent’s and the Lenders’ legal fees and expenses).
SECTION 4.    MISCELLANEOUS
A.    Reference to and Effect on the Loan Documents.
(i)    On and after the Amendment No. 1 Effective Date, each reference in any Loan Document (other than this Amendment) to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended by this Amendment.
(ii)    Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments, consents and modifications set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein or otherwise modified or consented to hereby and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document.
(iii)    The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under any Loan Document or applicable Law.
(iv)    This Amendment shall constitute a Loan Document.
B.    Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED THAT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY.
C.    Counterparts; Electronic Signatures. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page to this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof. Any signature (including, without limitation, (x) any electronic symbol or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record and (y) any facsimile or .pdf signature) hereto or to any other certificate, agreement or document related to this transaction, and any contract formation or record-keeping, in each case, through electronic means, shall have the same legal validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any similar state law based on the Uniform Electronic Transactions Act, and the parties hereto hereby waive any objection to the contrary.
D.    Severability.  If any provision hereof is found by a court to be invalid or unenforceable, to the fullest extent permitted by any applicable Law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
E.    Integration.  This Amendment, together with the other Loan Documents, sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

ARCHERDX, INC.

By	/s/ Jason Myers
Name: Jason Myers
Title: CEO and President

PERCEPTIVE CREDIT HOLDINGS II, LP, as
the Administrative Agent and a Lender
By Perceptive Credit Opportunities GP, LLC, its
general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:
Name: Sam Chawla
Title: Portfolio Manager

PERCEPTIVE CREDIT HOLDINGS II, LP, as
the Administrative Agent and a Lender
By Perceptive Credit Opportunities GP, LLC, its
general partner

By:
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

EXHIBIT A
PPP LOAN APPLICATION
[See attached.]